Exhibit 107

Calculation of Filing Fee Tables
Form S-4
(Form Type)
Southern States Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

		7.00%
		Fixed-to-
Fees to be	Debt	Floating	Rule 457(f)				110.20
Paid		Rate		$40,000,000	100%	$40,000,000	per	$4,408.00
		Subordinated					million
		Notes due
		2032
Fees
Previously	—	—	—	—	—	—		—
Paid
Carry Forward Securities
Carry
Forward	—	—	—	—	—				—	—	—	—
Securities
	Total Offering Amounts					$40,000,000		$4,408.00
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$4,408.00